EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati,
Professional Corporation]

January 7, 2002

Ge	nesis Microchip Inc.
215	0 Gold Street
Alv	iso, CA 95002

          Re: Registration Statement on Form S-4

La	dies and Gentlemen:

          We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on October 25, 2001 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your Common Stock, par value $.001 per share, to be issued in connection with the merger of Plato Acquisition Corp., your wholly-owned subsidiary, with and into Sage, Inc., a Delaware corporation, as described in the Registration Statement (the “Transaction”). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

          It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Ve	ry truly yours,

WI	LSON SONSINI GOODRICH & ROSATI
Pro	fessional Corporation

/s/	WILSON SONSINI GOODRICH & ROSATI